EXHIBIT 5.1


                [Letterhead of Pryor Cashman Sherman & Flynn LLP]

                                 April 10, 1998

I.C.H. Corporation
9404 Genessee Avenue
La Jolla, California 92037

Gentlemen:

      We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 1,400,000 shares (the "Shares"), $.01 par value per Share, of the Common Stock of I.C.H. Corporation (the "Company"), for delivery under the Company's 1997 Employee Stock Option Plan and the 1997 Director Stock Option Plan (collectively, the "Plans").

      We are qualified to practice law in the State of New York. We express no opinion as to, and, for the purposes of the opinion set forth herein, we have conducted no investigation of, and do not purport to be experts on, any laws other than the laws of the State of New York, the Delaware Corporation Law and the federal laws of the United States of America.

      We have examined such documents as we considered necessary for the purposes of this opinion. Based on such examination, it is our opinion that the Shares have been duly authorized and, upon issuance in accordance with the Plans, will be legally issued, fully-paid and non-assessable under the laws of the State of Delaware (the state of incorporation of the Company).

      We consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    PRYOR CASHMAN SHERMAN & FLYNN LLP